EXHIBIT 21.1

Subsidiaries of the Registrant as of December 31, 2019	Jurisdiction of Incorporation

DYNARDO Austria GmbH	Austria

Fluent China Holdings Limited	Barbados

ANSYS Belgium S.A.	Belgium

Livermore Software Technology, LLC	California

ANSYS Canada Limited	Canada

2011767 Ontario, Inc.	Canada

Helic, Inc.	Delaware

ANSYS France SAS	France

OPTIS SAS	France

ANSYS Germany GmbH	Germany

DYNARDO (Dynamic Software and Engineering) GmbH	Germany

ANSYS HELLAS SINGLE MEMBER S.A.	Greece

OPTIS Hong Kong	Hong Kong

ANSYS Software Private Limited	India

ANSYS Ireland Ltd.	Ireland

ANSYS Software, Ltd.	Israel

ANSYS Italia, S.r.l	Italy

ANSYS Japan K.K.	Japan

OPTIS Japan K.K.	Japan

ANSYS Luxembourg Holding Company S.à.r.l.	Luxembourg

ANSYS Luxembourg S.à.r.l.	Luxembourg

Computational Engineering International, Inc.	North Carolina

Fluent Software (Shanghai) Co., Limited	People's Republic of China

ANSYS-Fluent (Shanghai) Engineering Software Trading Co., Ltd.	People's Republic of China

Apache Science and Technology (Shanghai) Co. Ltd.	People's Republic of China

Apache Design Solutions Chengdu, Inc.	People's Republic of China

OPTIS CN Limited	People's Republic of China

ANSYS Poland Z.o.o.	Poland

ANSYS OOO	Russia

ANSYS Singapore Pte. Ltd.	Singapore

ANSYS Korea LLC	South Korea

OPTIS KOREA Co., Ltd.	South Korea

ANSYS Iberia, S.L.	Spain

ANSYS Sweden AB	Sweden

ANSYS Switzerland GmbH	Switzerland

OPTIS World SA	Switzerland

Taiwan ANSYS Technologies Co.	Taiwan

ANSYS UK Limited	United Kingdom

Granta Design Limited	United Kingdom

OPTIS Pristine Limited	United Kingdom